11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Quarterly EPS Increases to $0.20 from $0.02 in 2006 First Quarter

Quarterly Net Revenues Increase 90% to $19.3 Million

Miami, FL, April 30, 2007 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the first quarter of 2007.

“We’re off to a strong start in 2007,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “Sales of our Vivelle-Dot® and Daytrana™ products contributed to a 90% increase in first quarter revenues. This increase in revenues, together with a significant improvement in our overall gross margin, contributed to a near ten-fold increase in net income. Additionally, we received during the quarter the first of three potential $25 million milestones related to Shire’s sales of Daytrana™. We expect Shire’s Daytrana™ sales will trigger the second milestone, and possibly the third, in 2007.”

Noven First Quarter Results
For the quarter ended March 31, 2007 (the “current quarter”), Noven reported net income of $5.0 million ($0.20 diluted earnings per share), compared to $0.5 million ($0.02 diluted earnings per share) for the quarter ended March 31, 2006 (the “2006 quarter”).

Net revenues for the current quarter increased 90% to $19.3 million, primarily reflecting $4.4 million in Daytrana™ product sales to Shire plc, $3.0 million in Daytrana™ license revenues, and higher hormone therapy (“HT”) product sales to Novogyne Pharmaceuticals, the women’s health joint venture between Noven and Novartis Pharmaceuticals Corporation (“Novartis”).

Noven’s gross margin percentage in the current quarter was 43% compared to 29% in the 2006 quarter. Gross margin in the 2006 quarter was negatively affected by start-up and other expenses associated with initial production of Daytrana™, which was launched by Shire in the second quarter of 2006. Gross margin in the current quarter benefited from significantly higher product revenues, primarily due to Daytrana™ sales; higher production volumes, which contributed to improved overhead absorption; cost savings associated with Noven’s cost reduction program implemented in the third quarter of 2006; and a $0.5 million increase in price reconciliation payments relating to international sales of HT products, which payments increase product revenues without increasing costs. Noven continues to expect its overall gross margin for full-year 2007 to be in the 35% range.

Research and development expenses, at $3.5 million, were largely unchanged from the 2006 quarter. Marketing, general and administrative expenses increased $0.7 million or 14% to $5.4 million, primarily reflecting higher compensation costs due to additional personnel.

Noven recognized $4.9 million in earnings from Novogyne in the current quarter, 13% higher than the $4.3 million recognized in the 2006 quarter.

Novogyne First Quarter Results
Novogyne’s net income for the current quarter was $16.2 million, an 8% increase over the 2006 quarter. Current quarter net revenues at Novogyne were $33.1 million, up 5% from the 2006 quarter, reflecting lower sales and returns allowances and increased sales of Vivelle-Dot®. Novogyne’s gross margin for the current quarter increased to 79% from 76% in the 2006 quarter due to lower sales and returns allowances and increased Vivelle-Dot® sales, which have a higher margin than sales of Novogyne’s other products. Novogyne’s selling, general and administrative expenses increased 11% to $10.1 million, primarily reflecting the timing of the purchase of samples from Noven. In the current quarter, Novogyne satisfied the $6.1 million annual preferred profit distribution to Novartis required by the joint venture agreements, as it did in the 2006 quarter.

Noven Balance Sheet
At March 31, 2007, Noven had an aggregate $184.5 million in cash and cash equivalents and short-term investments, compared to $153.6 million at year-end 2006. This increase reflected receipt of a $25.0 million sales milestone relating to Shire’s 2006 sales of Daytrana™, and $9.8 million in distributions from Novogyne.

Prescription Update
Total prescriptions for Vivelle-Dot® increased 4% in the current quarter compared to the 2006 quarter, and total prescriptions for Novogyne’s products, taken as a whole, increased 2%. By comparison, the overall U.S. HT market decreased 7% during the same period. Total prescriptions for Daytrana™ (launched in June 2006) increased 14% in the current quarter compared to the quarter ended December 31, 2006, while prescriptions for ADHD stimulant therapies as a class increased 5% for the same period.

Analyst Conference Call
A conference call with management relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 9:00 a.m. Eastern time this morning, April 30th. Thereafter, a rebroadcast of the call will be accessible at the same website for at least two weeks. A taped replay of the conference call will be available from the afternoon of April 30th through May 2nd by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code number 286 and ID number 237437. The conference call will contain forward-looking information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. Noven’s prescription patches are approved in over 30 countries and include Vivelle-Dot® (the most prescribed estrogen patch in the U.S.) and Daytrana™ (the first and only patch approved for the treatment of ADHD). See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. When used in this press release, the word “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. By category, these risks and uncertainties include: Daytrana™ - the risk of supply interruptions of methylphenidate, which is necessary for the production of Daytrana™, including uncertainties relating to future DEA awards of methylphenidate procurement quota, which interruptions could negatively affect production, facility utilization and Noven’s revenues and gross margin in future periods as well as market acceptance for Daytrana™; the risk that Noven may encounter production inefficiencies or other issues in the process of manufacturing Daytrana™, which could adversely affect the success of the product and Noven’s results of operations; risks related to competition (including from other ADHD products marketed or under development by Shire) and market acceptance of Daytrana™ that could adversely affect the commercial success of Daytrana™ and could, among other things, limit Noven’s ability to achieve additional milestone payments under its agreement with Shire; and the possibility that the market for methylphenidate products may be negatively affected by the ongoing public debate in the United States regarding the appropriateness of using methylphenidate and other medications to treat children with ADHD, as well as the outcome of the FDA’s ongoing inquiry into the possible cardiac, psychiatric and other side effects of ADHD medications, and that the FDA’s inquiry could result in related “black-box” warnings being added to the labeling for these medications; 2007 Gross Margin – the risk that Noven may not achieve its targeted overall gross margin percentage for 2007; the risk that forecasted revenues and production volumes in 2007 are lower than expected; the risk that Noven may encounter production inefficiencies, higher than expected costs, supply interruptions or other issues in the process of manufacturing Daytrana™ and other Noven products, which could adversely affect Noven’s revenues and/or gross margin; and the expectation that Noven’s overall gross margin in 2007 will fluctuate from quarter to quarter; HT Market - risks associated with increased competition in the HT market; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot® comprises a substantial majority of Novogyne’s aggregate total prescriptions; Noven’s Partners - the risk that Noven’s development partners may have different or conflicting priorities than Noven’s, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development programs; the possibility that Noven’s development programs may not proceed on schedule or as expected, which could, among other things, prevent Noven from achieving milestone objectives and/or cause delays or cancellations of programs; and the possibility that Noven’s current development priorities could render Noven unable to advance Noven’s other development projects or increase the cost of advancing those projects. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:
(amounts in thousands, except per share	Three Months Ended
amounts) (unaudited)	March 31,

	2007	2006

Revenues:
Product revenues – Novogyne:
Product sales	$5,369	$3,087
Royalties	1,765	1,689

Total product revenues — Novogyne	7,134	4,776
Product revenues – third parties	8,472	3,871

Total product revenues	15,606	8,647
Contract and license revenues:
Contract	(130)	664
License	3,839	881

Contract and license revenues	3,709	1,545

Net revenues	19,315	10,192
Expenses:
Cost of products sold – Novogyne	2,959	2,143
Cost of products sold – third parties	5,968	3,997

Total cost of products sold	8,927	6,140
Research and development	3,466	3,482
Marketing, general and administrative	5,421	4,738

Total expenses	17,814	14,360

Income (loss) from operations	1,501	(4,168)
Equity in earnings of Novogyne	4,903	4,327
Interest income, net	1,632	611

Income before income taxes	8,036	770
Provision for income taxes	3,000	266

Net income	$5,036	$504

Basic earnings per share	$0.20	$0.02

Diluted earnings per share	$0.20	$0.02

Weighted average number of common shares outstanding:
Basic	24,738	23,657

Diluted	25,384	23,774

	As Of
Balance Sheet Data:
(amounts in thousands) (unaudited)	March 31, 2007	December 31, 2006

Cash and cash equivalents	$34,625	$9,144
Short-term investments	149,869	144,455
Investment in Novogyne	18,439	23,296
Total assets	283,644	281,365
Deferred license revenues	85,433	89,272
Stockholders’ equity	183,834	176,675